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                                                                     EXHIBIT 2.3

                              NON-COMPETE AGREEMENT


     THIS NON-COMPETE (this "Agreement") is made and entered into as of October 26, 2000, by and among Dense-Pac Microsystems, Inc. a California corporation ("Acquiror"), Productivity Enhancement Products, a California corporation ("PEP Corporation") and, Danny M. Beadle, an individual residing at 27342 Capricio, Mission Viejo, California 92692 ("Shareholder"). Capitalized terms used herein and not otherwise defined in Section 5 or elsewhere in this Agreement shall have their respective meanings set forth in the Purchase Agreement (as defined below).

     WHEREAS, Shareholder is a party to that certain Share Exchange Agreement, of even date herewith, by and among Acquiror; PEP Corporation; and the Shareholder (the "Exchange Agreement").

     WHEREAS, Pursuant to the terms and conditions of the Exchange Agreement, the Shareholder has agreed to transfer to Acquiror, and Acquiror has agreed to acquire from the Shareholder, all of the capital stock of PEP Corporation, and therefore all of the business and goodwill of PEP Corporation.

     WHEREAS, Shareholder, the sole stockholder of PEP Corporation, has agreed to enter into this Non-Compete Agreement with respect to the business of PEP Corporation that is being acquired by Acquiror as a condition precedent to closing the Exchange Agreement.

     WHEREAS, Acquiror intends, through PEP Corporation or its successors, to carry on and continue the business of PEP Corporation.

     NOW, THEREFORE, pursuant to the Exchange Agreement, and in consideration of the mutual covenants contained therein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Non-Competition.

     1.1 Shareholder acknowledges and agrees that Shareholder is familiar with the trade secrets of PEP Corporation and with other confidential information concerning PEP Corporation, including all (a) inventions, technology and research and development of PEP Corporation, (b) customers and clients and customer and client lists of PEP Corporation, (c) products (including products under development) and services of PEP Corporation and related costs and pricing structures and manufacturing techniques, (d) accounting and business methods and practices of PEP Corporation and (e) similar and related confidential information and trade secrets of PEP Corporation. Shareholder further acknowledges and agrees that Shareholder's services have been of special, unique and extraordinary value to PEP Corporation, that Shareholder was a founder of PEP Corporation and that Shareholder has been substantially responsible for the growth and development of PEP Corporation and the creation and preservation of PEP Corporation's goodwill. Shareholder further acknowledges and agrees that Acquiror would be irreparably damaged if Shareholder were to provide services to any Person carrying on a business similar to PEP Corporation's business and that such competition by Shareholder would result in a significant loss of goodwill with respect to PEP Corporation's business. Shareholder further acknowledges and agrees that the covenants and agreements set forth in this Agreement were a material inducement to Acquiror to enter into the Purchase Agreement and to perform its obligations set forth therein, and that Acquiror would not


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obtain the benefit of the bargain set forth in the Purchase Agreement as specifically negotiated by the parties thereto if Shareholder breached the provision contained in this Agreement.

     1.2 Therefore, in further consideration of the shares to be issued by Acquiror to Shareholder for the stock and goodwill of PEP Corporation, and for the direct substantial benefit from the issuance to Shareholder, Shareholder agrees that until the third (3rd) anniversary of the Closing Date of the Exchange Agreement, without the prior written approval of Acquiror, which will not be unreasonably withheld, Shareholder shall not (and shall cause its Affiliates not to) directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories (as defined below) in any for-profit business of designing products for third parties in the field of electronics system design services as conducted or contemplated by PEP Corporation as of the date hereof (a "Competing Activity").

     Nothing contained herein shall prohibit Shareholder from being a passive owner of not more than 5% of the outstanding stock of any class of any entity which is publicly traded so long as Shareholder has no active participation in the business of such entity or from being engaged by a non-competing division of a conglomerate entity which may have a competing division so long as Shareholder does not perform any material services for the competing division.

     Nothing contained in this Section 1.2 shall prohibit Shareholder from being an employee of WatchGuard Technologies, Inc. or a subsidiary, parent, successor or assign of such company that assumes or is assigned the employment relationship with Shareholder.

     1.3 For the purposes of this Agreement, "Restricted Territories" shall mean
(i) every city, county or part thereof where the business has been carried on by PEP Corporation prior to the Closing Date or as carried on by PEP Corporation or its successors after the Closing Date including but not limited to the California counties of Los Angeles, Orange, San Diego, Riverside, San Bernardino, and each of the other counties in California, specifically listed in the Almanac of Facts or the official web site of the State of California and
(ii) any other states, possessions, territories or jurisdictions of the United States of America. Shareholder acknowledges and agrees that the business of PEP Corporation has been and will be conducted on a national scale (including as the same relates to the design, production, promotion, marketing and sale of its products and services), that sales are made and will continue to be made in jurisdictions foreign to PEP Corporation's state of formation and that the geographical restrictions set forth above are reasonable and necessary to protect the goodwill of PEP Corporation's business being acquired by Acquiror pursuant to the Exchange Agreement.

     Section 2. Non-Solicitation.

     For a period ending on the first anniversary of the Closing Date, Shareholder shall not (and shall cause its Affiliates not to) directly or indirectly, (a) induce or attempt to induce any employee of PEP Corporation or any of its Subsidiaries to leave the employ of PEP Corporation or any of its Subsidiaries, or in any way interfere with the relationship between PEP Corporation and its employees or between PEP Corporation's Subsidiaries and any of their respective employees, or (b) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of PEP Corporation or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with PEP Corporation or such Subsidiary, or in any way interfere with the relation of PEP Corporation or any of its Subsidiaries (including any negative statements or communications about PEP Corporation or any of its Subsidiaries).



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     Section 3. Enforcement.

     3.1 If at the time of enforcement of the covenants and provisions set forth in this Agreement (the "Restricted Covenants") a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, then the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope or area permitted by law.

     3.2 If Shareholder breaches or threatens to commit a breach of any of the Restrictive Covenants, then Acquiror, including its Subsidiaries, shall have the following rights and remedies, each of which such rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Acquiror, including its Subsidiaries, at law or in equity:

          (a) the right and remedy to have the Restrictive Covenants specially enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Acquiror, including its Subsidiaries, and that money damages would not provide an adequate remedy to Acquiror, including its Subsidiaries; and

          (b) the right and remedy to require Shareholder to account for and pay over to Acquiror any profits, monies, accruals, increments or other benefits derived or received by Shareholder as the result of any transactions constituting a breach of the Restrictive Convenience.

     3.3 In the event of any breach of violation by Shareholder of any of the Restrictive Covenants, the time period of such covenant with respect to Shareholder shall be tolled until such violation or breach is resolved.

     Section 4. Shareholder's Representations.

     Shareholder hereby represents and warrants to Acquiror the following:

          (a) the execution, delivery and performance of this Agreement by Shareholder does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Shareholder is a party or by which Shareholder is bound;

          (b) upon the execution and delivery of this Agreement by Acquiror, this Agreement shall be the valid and binding obligation of Shareholder enforceable in accordance with its terms;

          (c) Shareholder has consulted with Stradling Yocca Carlson & Rauth, legal counsel, regarding the Restrictive Covenants and based on such consolation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the business of PEP Corporation and the substantial investment made by Acquiror in such business; and



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          (d) Shareholder acknowledges and agrees that the Restrictive Covenants are being entered into by Shareholder solely in connection with the sale of the stock and goodwill of PEP Corporation and not directly or indirectly in connection with Shareholder's employment or other relationship, if any, with PEP Corporation.

     Section 5. Definitions.

     5.1 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     5.2 "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

     Section 6. Survival.

     This Agreement shall survive and continue in full force and effect in accordance with its terms notwithstanding any termination of Shareholder's employment, if any, with PEP Corporation or its Affiliates.

     Section 7. Notices.

     Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

                  Notices to Shareholder:
                  -----------------------

                  Danny M. Beadle
                  27342 Capricio
                  Mission Viejo, CA 92692

                  Copy to:
                  -------

                  Nicholas E. Yocca, Esq.
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, CA  92660
                  Facsimile:  (949) 725-4100


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                  Notices to Acquiror:
                  -------------------

                  Ted Bruce
                  Dense-Pac Microsystems
                  7321 Lincoln Way
                  Garden Grove, CA  92841

                  Copy to:
                  -------

                  Nicholas J. Yocca
                  Yocca Patch & Yocca
                  19900 MacArthur Boulevard
                  Irvine, CA  92612

or such other address or to the attention of such other Person as the recipient party most recently may have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     Section 8. Counterparts.

     This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     Section 9. Successors and Assigns.

     This Agreement is intended to bind and inure to the benefit of and be enforceable by the Acquiror, Shareholder and each of their respective heirs, successors and assigns, except that Shareholder may not assign Shareholder's rights or delegate Shareholder's obligations hereunder without the prior written consent of PEP Corporation.

     Section 10. Choice of Law.

     All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     Section 11. Amendment and Waiver.

     The provisions of this Agreement may be amended or waived only with the prior written consent of Acquiror and Shareholder and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.




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     IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete
Agreement as of the date first written above.

                                 DENSE-PAC MICROSYSTEMS, INC.


                                 By:  /s/  TED BRUCE
                                      -----------------------------------------
                                 Name:  Ted Bruce
                                 Title: Chief Executive Officer


                                 PRODUCTIVITY ENHANCEMENT PRODUCTS, INC.

                                 By:  /s/  BRETT TROWBRIDGE
                                      -----------------------------------------
                                 Name:  Brett Trowbridge
                                 Title: President


                                 SHAREHOLDER:


                                  /s/  DAN BEADLE
                                  ---------------------------------------------
                                  Danny M. Beadle, an individual


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